Exhibit 4.22

[English translation; for reference only]

Shanghai Municipality House and Building Lease Contract

(Prelease of Commercial Housing)

Regulated by

Shanghai Municipality Housing and Land Resource Administration Bureau

and

Shanghai Municipality Industrial and Commercial Administration Bureau

Printed in November 2000

[English translation; for reference only]

Special Notification

1.	The Contract applies to prelease of commercial housing within our municipality, and building lease with rents set up through consultation according to market principles, not including publicly owned residential buildings rented according to rent standards regulated by the municipal government, nonprofit non-residential buildings rented in the form of administrative allotment and constructed with government funds as well as lease of privately owned buildings that are rented according to rent standards regulated by the municipal government before the implementation of “the Regulations”.

2.	Prelease only applies to commercial housing that are constructed with investments from real estate development corporations and have been granted with presale permit; however, commercial housing already presold by real estate development corporations cannot be preleased. The purchaser of presold buildings cannot prelease the purchased presold commercial housing.

3.	The [Lease] or [Prelease] in the clauses of the Contract are indication marks, meaning that the clause is applicable to lease or prelease behavior. When used as a building lease contract, only those clauses marked with [Lease] in the Contract may be adopted; when used as a prelease contract of commercial housing, only the clauses in the [Prelease] section and the clauses in “related issues of prelease” in the Supplemental Agreement may be adopted. Clauses without the mark [ ] are general clauses, applicable to both prelease and lease.

4.	While using the Contract for prelease of commercial housing, upon completion of the construction, after the real estate development corporation has finished the initial registration and has obtained property title, the two preleasing parties should sign the commercial housing Utilization Transfer Acceptance. When the Utilization Transfer Acceptance takes effect, the previous prelease clauses in the Contract are terminated.

[English translation; for reference only]

5.	The text of the Contract is based on the exemplary trial version drawn by the Municipality Housing and Land Resource Administration Bureau and Shanghai Municipality Industrial and Commercial Administration Bureau according to “Shanghai Municipality Building Lease Regulations”. The clauses in the Contract are all indicative clauses, intended for the two parties in the lease to negotiate and adopt. Matters not covered by the Contract can be negotiated and stipulated in the Supplemental Agreement between Party A and Party B.

6.	Before the signing of the Contract, the lessor should present to the lessee the Title of Property Ownership or other ownership certificates, and the real estate development corporation should present to the prelease lessee the presale permit. The parties should exchange and verify each other’s identification. Where the building is leased to migrant people from other regions, the lessor should also present the “Building Lease Security Permit “issued by Public Security.

7.	Within 15 days after the signing of the Contract, the concerned person(s) should file a registration of the Contract in accordance with the regulations. Registration for a building lease should be filed with a local real estate trade center where the building is located or with the administration office of farms to obtain the filing certificate for the lease contract. Registration for a prelease of commercial housing concerning sales to foreign parties should be filed with the City Real Estate Trade Center and registration concerning sales to domestic parties should be filed with a local real estate trade center where the building is located. Further, after obtaining the Title of the real estate property upon the completion of prelease commercial housing, and after the two parties have entered into the utilization transfer acceptance of the commercial housing, registration should be filed with the local real estate trade center or the administration office of farms to obtain the filing certificate for the lease contract. The lease contract, after registration is filed, can be used against a third person in the case of duplicate prelease, duplicate lease, sublet during lease term or disposal after creation of a mortgage.

[English translation; for reference only]

8.	In the case when one party requests filing a registration and the other party does not cooperate, the requesting party can file a registration by presenting the Contract, valid identification and other related documents.

9.	The security deposit for a building lease is a measure to ensure commitment. When the building is leased, the lessor can agree with the lessee in the Contract on collecting lease security deposit. The amount of the deposit is to be determined by the two parties. When the lease terminates, after paying the costs the lessee is obligated to pursuant to the Contract, the balance of the deposit should be returned to the lessee.

10.	Copies of the Contract can be purchased from municipal, district, and county real estate trade center where the building is located or from an administration office of farms. Before using the Contract both parties should carefully review it and seriously understand the content of each clause.

11.	The Contract is an exemplary version for the reference of concerned parties.

12.	When the lease relationship under the Contract is represented or mediated through a real estate agency, the parties of the lease should request the agency or agent to sign and stamp on the last page of the Contract.

[English translation; for reference only]

Shanghai Municipality Contract for

Lease of Housing /Prelease of Commercial Housing

(Contract No.:             )

The two parties of the Contract:

    [Lease]

The Lessor (Party A): Shanghai Zhangjiang Port of Microelectronics Co., Ltd.

The Lessee (Party B): The9 Computer Technology Consulting (Shanghai) Co., Ltd.

    [Prelease]

Prelease Lessor (Party A):

Prelease Lessee (Party B):

Pursuant to stipulations in the “Contract Law of the People’s Republic of China” and the “Shanghai Municipal House Leasing Regulations” (the “Regulations”), Party A and Party B have entered into this Contract on the basis of equal, voluntary, consultative and credible consensus with regard to Party B leasing Party A’s building in accordance to laws.

1. Conditions of Premise for lease or prelease

1 - 1 Party A shall lease (lease/prelease) to Party B the Premises located at     /     room (location)     /     in No. 3 Building at 690 (building/number) on     /     (Lane/New Village) on Bibo Road in Pudong New District (District/~~County~~) in this City ( “the Premises). The measured area of the Premises for lease (actual measurement for [lease]/estimated measurement for [prelease]) is 14,518.37 square meters. The Premises is to be used as office and the type of the Premises is office building. The structure is steel wire reinforced concrete. The floor plan for the Premises is included in Schedule 1 of the Contract. Party A has already presented to Party B:

1)	[Lease] The Title /Certificate of Property Ownership “Shanghai Title of Property Ownership” with registration number of [Pufangdipu Zi No. 123336 (2004)].

[English translation; for reference only]

2)	[Prelease] presale permit [permit number: / ].

1 – 2 Party A as the sole owner (owner/trustee/person with other rights stipulated by the law) of the Premises has entered into this lessor and lessee relationship with Party B. Before signing the Contract, Party A has already informed Party B that the Premises has not (has/has not) created as a mortgage.

1 – 3 The purpose, condition and requirements for use of the public and shared areas of the Premises, current renovations, auxiliary facilities, equipment conditions, and the content and standard for lessee’s renovations and for adding auxiliary facilities that Party A has agreed for Party B to undertake, and relevant issues requiring stipulations, will be listed respectively by Party A and Party B in Schedule 2 and Schedule 3 to the Contract. Party A and Party B have agreed that these Schedules will be used as the receipt for Party A’s delivery of the Premises to Party B and the checking list upon Party B’s returning of the Premises to Party A when the Contract terminates.

2. Use of the Leased Property

2 – 1 Party B has committed to Party A that the leasing of the Building is for office use and will comply with the national and municipal regulations with respect to the use and management of the Premises.

2 – 2 Party B warrants that during the lease term it will not change the purpose of use without prior written consent from Party A and approval of related authorities pursuant to the regulations.

3. Date of Delivery and Term of Lease

3 – 1 Party A and Party B have agreed that Party A is to deliver the Premises by July 1, 2005. [Lease] The term of the lease is from July 1, 2005 to June 30, 2007. [Prelease] The term of the prelease is from the date of signing of Utilization Transfer Acceptance to     /     Date     /     Month     /     Year.

[English translation; for reference only]

3 – 2 At the expiry of the lease, Party A has the right to take back the Building and Party B should return it on time. In the case Party B needs to continue leasing the Building, it should submit a written request 6 months in advance of the expiry to Party A for extension of the lease. Upon approval by Party A, a new lease contract is to be signed.

4. Rental Fees, Methods of Payment, and Due Date

4 –1 Party A and Party B have agreed that the rental fee per square meter of the construction area for the building per day is     /     (currency symbol)     /             (Yuan). [Lease] monthly rental fee totals     /     (currency)     /     (Yuan). (In capital letters:     /             ten thousands     /     thousands     /     hundreds     /     tens / Yuan     /     Jiao even). [Prelease] The monthly rental fee will be calculated and determined by Party A and Party B in the Commercial Building Delivery of Utilization certificate according to the measured area of the building.

This rental fee remains unchanged for     /     (years/months). From the     /     (year/month), both parties can negotiate on adjusting the rental fee. The adjustment issues are to be agreed upon by Party A and Party B in the Supplemental Agreement.

4 –2 Party B should pay the rent by the 10th day of each month to Party A. Late payment is subject to a breach penalty at     /     % of daily rental fee per late day.

4 – 3 Party B will make payments in the following methods:     /     /     .

5. Security Deposit and Other Fees

5 – 1 Party A and Party B have agreed that Party B will make a payment of security deposit for leasing the Building when Party A delivers the Building. The deposit is     /     month’s rental fee, i.e. (currency)     /     Yuan.

Party A should issue a receipt to Party B upon receiving the deposit payment.

When the lessor and lessee relationship ends, Party A should return the balance of the deposit, after the deduction of the costs that Party B is obligated to under the Contract, to Party B with no accumulated interest.

[English translation; for reference only]

5 – 2 During the term of the lease, the incurred costs in the use of the building such as water, electricity, gas, communications, equipment, and property management are to be paid by     /     (Party A/Party B). Other related costs are to be paid by     /     (Party A/Party B).

5 – 3 The calculation or amortization method, method and time of payment for the above mentioned costs born by     /     (Party A/Party B) are:         /                            ,             /            ,             /                            .

6. Requirements for Use of the Building and Maintenance Responsibilities

6 – 1 During the lease term, Party B should notify Party A in a timely manner of any damage to or any malfunctions of the building and its auxiliary facilities so as to conduct repairs; Party A upon receiving notification from Party B should engage maintenance and repairs within          days. If no repairs are done on time, Party B can get repairs and the costs will be borne by Party A.

6 – 2 During the lease term, Party B should properly use and take care of the building and its auxiliary facilities. Party B shall be responsible for repairs if damages to or malfunctions of the building and its auxiliary facilities occur due to improper or unreasonable use. If Party B refuses to repair, Party A can engage in repairs and the cost will be borne by Party B.

6 – 3 During the lease term, Party A assures that the building and its auxiliary facilities are in normal, usable and safe condition. Party A shall inform Party B      days ahead of its inspection and maintenance of the building, during which period Party B should cooperate. Party A should minimize its hindrance to Party B for using the building.

6 – 4 Except for Schedule 3 of the Contract, Party B should obtain written consent from Party A if Party B needs extra renovation or auxiliary facilities and equipment.     /     (Party A/Party B entrusted by Party A) should also, where it is required to submit for approval pursuant to regulations, obtain the approval from related authorities, before Party B can

[English translation; for reference only]

further renovate. The operation style and maintenance responsibilities of the auxiliary facilities and equipment that Party B adds are to be agreed upon in writing between Party A and Party B.

7. The Condition of the Building When Returned

7 – 1 Except for an extension of the lease granted by Party A to Party B, Party B should return the building within     /     days of the expiry of the lease contract. A late return of the building without Party A’s consent will obligate Party B to pay a user-fee to Party A for the building occupied at     /     (currency)     /     Yuan per square meter per day.

7 – 2 The returned building from Party B should be in a condition of normal use. Upon return, Party A should inspect and accept the Building, and the expenses borne by the parties should be paid off respectively.

8. Sublet, Transfer and Exchange

8 – 1 Unless Party A agrees in the Supplemental Agreement of the Contract for Party B to sublet, Party B needs to obtain prior written consent from Party A before it can sublet part or whole of the building to any other person during the lease term. However, one residential unit cannot be separated for a sublet.

8 – 2 When Party B sublets the building, it should enter into a written sublet contract pursuant to regulations, and file a registration at the district or county real estate trade center or an administration office of farms where the building is located.

8 – 3 During the lease term, Party B must obtain prior written consent from Party A before it can transfer the building to another lessee or exchange the building for the building of another lessee. After a transfer or exchange, the recipient of the lessee’s rights to the building or the exchanged person should enter into an Amendment to Leasing Subject Contract with Party A and continue to fulfill the Contract.

8 – 4 During the lease term, if Party A needs to sell the building, it should notify Party B three months in advance. With equal terms, Party B has preemptive rights to purchase the building.

[English translation; for reference only]

9. Conditions to Cancellation of the Contract

9 – 1 Party A and Party B have agreed that during the lease term when one of the following happens, this contract will be terminated, and neither party is obligated to be liable to the other:

1)	The use of the land on which the building stands has been recalled ahead of time;

2)	The building has been requisitioned pursuant to the law in the public interest;

3)	The building has been listed under the category of buildings allowed for demolition and relocation pursuant to the law because of city construction;

4)	The building has been damaged, destroyed or evaluated as a dangerous building;

5)	Party A has informed Party B before the lease that the building had been used as a collateral and is now required to be disposed therefor.

6)	/ .

9 – 2 Party A and Party B have agreed that one party can notify the other party of the cancellation of the Contract when one of the following happens. The party breaching the Contract should pay a breaching fee to the other party at      times of the monthly rental fee; if losses have incurred to the other party and the breaching fee is not sufficient to cover the losses, the amount of the total losses after deduction of the breaching fee shall also be compensated.

1)	Party A fails to deliver the building on time and unable to deliver it within days after Party B urges it to;

2)	The building that Party A delivers does not conform to the stipulations under this Contract, thus unable to realize the purpose of the lease; or the building that Party A delivers has defects, which is perilous to Party B’s safety.

3)	Party B has changed the use of the building without written consent from Party A, thus causing damages to the building;

[English translation; for reference only]

4)	Due to reasons of Party B, the main structures of the building has been damaged;

5)	Party B, without authorization, has sublet the building, transferred the lessee right to the building, or exchanged the leased building with another person;

6)	Party B has failed to pay rental fees, cumulatively up to months;

7)	/ .

10. Accountabilities for Breaching the Contract

10 – 1 In the case of the building with defects upon delivery, Party A should engage in repairs within     /     days of the delivery. If no repairs are performed in due time, Party A agrees to reduce the rent and amend related clauses concerning rents.

10 – 2 In the case that Party A fails to inform Party B that, before the lease, the building had been created as a mortgage or had restrictions on property rights transfer, thus causing damages to Party B, Party A is accountable for indemnity.

10 –3 During the lease term, in the case that Party A fails to perform duties for repairs and maintenance, thus causing damages to the building, losses to Party B’s assets or harms to human bodies, Party A is accountable for making a compensation therefor.

10 – 4 During the lease term, except for situations stipulated under the Contract, in the case that Party A terminates the Contract and takes back the building ahead of time, Party A should pay a breaching fee to Party B at     /     times of the daily rental fee for the number of days before term. In the case the breaching fee is not sufficient to cover the losses of Party B, Party A should further be accountable for paying compensation.

10 – 5 If Party B renovates or adds auxiliary facilities without Party A’s written consent or beyond the scope and requirements in Party A’s written consent, Party A can request Party B to         /     (restore the building to previous status/compensate for the losses).

[English translation; for reference only]

10 – 6 During the lease term, except for stipulations under the Contract, if Party B breaches the lease ahead of term, Party B should pay Party A the penalty for breaching at     /     times of the daily rent for the number of days breached. If the breaching fee is not sufficient to cover Party A’s losses, Party B is further accountable. Party A can deduct from the security deposit. If that is not sufficient, Party B should pay the balance.

11. Other Clauses

11 –1 During the lease term, if Party A needs to create a mortgage with the building, it should advise Party B in writing and undertake to Party B that it will seek Party B’s opinions on purchasing the building     /     days ahead of disposition of the building as a mortgage in discount sale or auction according to concerned parties’ agreement.

11 – 2 The Contract takes effect upon execution by both parties. Within 15 days after the Contract becomes effective, Party A is responsible to file registration at the district or county real estate trade center or an administration office of farms, where the building is located, and to obtain certificate for the building lease. If the Contract, after registration is filed, is changed or terminated, Party A (Party A/Party B) is responsible to file amendments to or termination of the Contract within 15 days from the amendment or termination at the filing institution where original registration was made. Party A will be accountable for all legal disputes due to Party A’s failure to file registration of the building lease or of changes and termination.

11 – 3 Upon negotiation and agreement between Party A and Party B, matters not covered by the Contract can be stipulated in the Supplemental Agreement. The Supplemental Agreement to the Contract and the hand written words filled into the blank spaces in the Schedules have the same effects as printed words.

11 – 4 Upon execution of the Contract, both Party A and Party B clearly understand their respective rights, obligations, and responsibilities, and are willing to strictly observe what the Contract stipulates. If one party breaches the Contract, the other party has the right to claim compensation pursuant to stipulations under the Contract.

[English translation; for reference only]

11 – 5 If disputes arise in implementation of the Contract, both Party A and Party B should resolve disputes through negotiation; where negotiation fails, both parties have agreed to resolve by selecting the 2nd method listed below:

1)	Submission to / arbitration committee for arbitration;

2)	Filing a lawsuit to a People’s Court in accordance to laws.

11 – 6 The Contract exists with Schedules in 3 copies, of which each of Party A and Party B has a copy, and (Shanghai Municipality/Pudong New District/County) real estate trade center or an administration office of farms has a copy, and             /             a copy respectively. All copies have the same effects.

[English translation; for reference only]

Supplementary Clauses

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(Adhesive spot)	(Stamp on dotted line)

1.	Related Issues of Prelease

1 – 1 Party A and Party B have agreed that Party A upon the execution of the Contract will collect from Party B a one-time prepayment of     /     (currency)     /     (equivalent to RMB     /     Yuan). The use of prepayment is     /    .

1 – 2 The commercial building Party A preleases must conform to the conditions listed under No.             option below:

(1)	Initial registration of real estate property has been filed, and Title Deed of the newly completed commercial housing obtained;

(2)	For non-residential commercial housing, certificate for inspection of completion has been obtained; for residential commercial housing “Utilization Permit for Delivery of New Residence” has been obtained. Party A and Party B have agreed to select the (2nd) option listed above; yet this Supplemental Agreement should stipulate the rights, obligations, and risk responsibilities during the delivery of the building and signing of Utilization Delivery.

1 – 3 Party A and Party B have agreed:

If the 1st option above is selected, Party A, upon obtaining the Title of Property Ownership of the new commercial housing, should notify Party B within      days to sign Utilization Transfer Acceptance for preleased commercial housing, and should deliver the preleased commercial housing upon signing.

If the 2nd option above is selected, Party A should obtain the Title of Property Ownership of the new commercial housing within      days of delivery of the building, and notify Party B to sign Utilization Transfer Acceptance for preleased commercial housing.

1 – 4 The date of signing Utilization Transfer Acceptance for the preleased commercial housing is the starting date of the lease of the building.

[English translation; for reference only]

1 – 5 Upon completion, the actual measurement of the construction area of the Building for lease is in accordance with that measured by the surveying and mapping institution designated by Shanghai Municipality Housing and Land Resource Administration Bureau. If the difference between the actually measured area agreed by Party A and Party B and the temporarily measured area exceeds      % (including      %), Party B has the right to terminate the Contract.

1 – 6 Party A and Party B have agreed that if one of the following circumstances exists, one party can seek indemnification of the breaching party. Specific breach accountabilities are to be stipulated by Party A and Party B in the Supplemental Agreement:

(1.)	Party A delivers the building later than due date;

(2.)	The building that Party A delivers does not conform to what is stipulated in Schedule 3 under the Contract;

(3.)	Before the delivery of the building, either Party A or Party B terminates the Contract;

(4.)	.

1 – 7 Within the prelease period, Party B cannot sublet the Building, transfer the lessee’s right to the Building or exchange lessee’s right to the Building with others.

2.	Other Related Issues

[English translation; for reference only]

Schedule 1

Floor Plan of the Building

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(Adhesive spot)	(Stamp on the dotted line)

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Schedule 2

The Use Area, Conditions and Requirements of the Premises Under the Contract

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(Adhesive spot)	(Stamp on the dotted line)

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Schedule 3

Current Renovations, Auxiliary Facilities and Equipment Conditions

And Stipulations of Lessee’s Own Renovations and Additional Auxiliary Facilities and

Equipment that Party A Has Agreed for Party B to Proceed with

...

(Adhesive spot)	(Stamp on the dotted line)

[English translation; for reference only]

Lessor (Party A): Shanghai Zhangjiang Port of Microelectronics Co. Ltd	Lessee (Party B): [company chop of The9 Computer Technology Consulting (Shanghai) Co., Ltd.] The9 Computer Technology Consulting (Shanghai) Co. Ltd.

Nationality:	Nationality:

Legal Representative:	Legal Representative:

Registration Certificate / Identification No.:	Registration Certificate / Identification No.:

Address: Suite 104A, No. 2 Building, 690 Bibo Road, Pudong New District, Shanghai	Address: Suite 22301-601, No. 14 Building, 498 Guoshoujing Road, Zhangjiang High-tech Park, Shanghai

Postal Code: 201203	Postal Code: 201203

Telephone: 50803288	Telephone:

Entrusted Agent:	Entrusted Agent:

Signature/Stamp: /s/ [company chop of Shanghai Zhangjiang Port of Microelectronics Co., Ltd.]	Signature/Stamp: [company chop of The9 Computer Technology Consulting (Shanghai) Co., Ltd.]

Date of Signature: May 17, 2005	Date of Signature: 2005

Place of Signature: Shanghai, China	Place of Signature: Shanghai, China

Name of Agency:

Name of Agent:

Agent Qualification Certificate No:

[English translation; for reference only]

“Shanghai Zhangjiang Port of Microelectronics Intelligent Office Building”

Supplemental Agreement to Lease Contract

Upon negotiation with each other, and in accordance with Article 11.3 of the Contract, the Parties agree to enter into this Supplemental Agreement for matters that are not covered by the Contract. This Supplemental Agreement forms an integral part to the Contract and shall have the same legal effect as the Contract. In case of any discrepancy between the Contract and this Supplemental Agreement, this Supplemental Agreement prevails.

Parties of the Supplemental Agreement

The Lessor (“Party A”): Shanghai Zhangjiang Port of Microelectronics Co., Ltd.

Residential/Mailing Address: Suite 104A, No. 2 Building, 690 Bibo Road, Pudong New District, Shanghai

Corporate Business License Registration No.: Qihehupuzong Zi No. 314246 (Pudong)

Phone: 50803288

Fax: 50803588

Postal Code: 201203

The Lessee (“Party B”): The9 Computer Technology Consulting (Shanghai) Co., Ltd.

Corporate Business License Registration No.: Qiduhupuzong Zi No. 313244 (Pudong)

Residential/Mailing Address: Suite 22301-601, No. 14 Building, 498 Guoshoujing Road, Zhangjiang High-tech Park, Shanghai

Phone:

Fax:

Postal Code: 201203

Article 1 Information of the Leased Premises

1.1	The premises Party A will lease to Party B are located at No. 3 Building, 690 Bibo Road, Zhangjiang High-tech Park, Shanghai (“the Premises”). The measured construction area of the Premises is 14,518.37 square meters (see Schedule 1); the Premises can be used for high-tech development and office; the type of the Premises is office building in framework structure. The plan of the Premises is included in Schedule 2 of this Supplemental Agreement. Party A has shown to Party B the “Shanghai Property Title Certificate” with the certificate number of [Pufangdipu Zi No. 123336 (2004)].

1.2	The plan of the Premises is included in Schedule 2 of this Supplemental Agreement with the leased area highlighted in green lines.

1.3	Party A enters into this leasing relationship with Party B as the sole property owner of the Premises. When entering into the Contract, Party A has committed to Party B that the Premises are free from any lien and other potential legal dispute such as mortgage.

1.4	The list of main furnishings and facilities is included in Schedule 3 of the Supplemental Agreement. The standard for Party A to deliver the Premises to Party B is the actual condition of the Premises at the time of delivery. The Parties shall sign confirmation document at the time of delivery. Both parties agree that the foregoing confirmation document serves as the receipt for Party A’s delivery of the Premises to Party B and the checking list upon Party B’s returning of the Premises to Party A when the Contract terminates.

1

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Article 2 Purpose of the Lease

2.1	Party B shall use the Premises according to the purpose, operation style and service logo agreed upon in Schedule 4 and comply with regulations of the state and the municipality with respect to the use and management of the Premises.

2.2	Without written consent of Party A and the approval of related authorities, Party B cannot change the foregoing purpose, operation style and service logo by itself.

Article 3 Date of Delivery and Term of Lease

3.1	The term of lease for the Premises is set out in Schedule 5.

3.2	Party A shall deliver the Premises to Party B for furnishing on July 1, 2005. Party B shall enter the Premises and start furnishing after processing appropriate paperwork. If Party B cannot take over the Premises on time for its own reason, or if Party A is entitled to postpone delivering the Premises according to the Contract, the effective starting time of the lease shall remain unchanged. If Party A fails to deliver the tenement on time for other reasons, the effective starting time of the lease shall be postponed accordingly.

Article 4 Rental and its Calculation, Payment Method and Term

4.1	The rental of the Premises and its payment method as well as the term are set out in Schedule 6.

Article 5 Deposit and Other Fees

5.1	Party B shall pay a deposit to Party A. The amount and payment term are included in Schedule 7. In the event that Party B fails to pay off the required deposit prior to the time of the Premises’ delivery, Party A has the right to postpone delivering the Premises.

5.2	During the term of the lease, in the event that Party A suffers any loss caused by Party B’s breach of the Contract, Party A can deduct the actual amount of loss from the deposit as compensation upon receiving the written confirmation from Party B. On this occasion, Party B shall complement the deposit to Party A.

5.3	In the event that the deposit is not enough to compensate Party A’s loss, Party A can seek extra recovery from Party B.

5.4	In the event of expiry of the lease term or an early termination of the Contract, after Party A deducting from the deposit the penalty and other expenses payable by Party B in accordance with the provisions of the Contract, Party A shall send back the balance of the deposit, if any, without interest, to Party B within 15 days prior to the termination of the lease term. In the event that Party A fails to pay back the deposit to Party B on time for its own reasons, Party A shall pay Party B the deposit and the interest incurred thereby.

5.5	Party B shall pay the property management fee as per the rate set forth by Property Management Company (see Schedule 8).

5.6	If the property management fee has reasonably adjusted due to the recruitment of a new property management company or due to the property management company’s

2

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increased or decreased costs (including the adjustment of government fees and staff salary), after discussion between the property management company and lessee company and after approval by government authorities for property management, a thirty-day written notice should be given to Party B in advance and Party B shall pay the adjusted property management fee. The property management company shall provide Party B with an audited report provided by an accounting firm regarding the use of the property management fee.

5.7	During the term of the lease, Party B shall pay the property management company on regular basis the cost of utilities and services such as water, electricity, gas and telephone payable as prescribed by the public institutions of the government or proved reasonable by other evidences. Party B shall also pay any legal and reasonable fees incurred in connection with the use of the Premises, including, but not limited to fees for examining the plan, construction coordination, temporary electricity and garbage clearance and transportation. The specific fee rates shall be negotiated separately.

Article 6 Furnishing

6.1	Party B shall comply with the following regulations in processing its furnishing and installing equipments in the Premises:

6.1.1	In the event that Party B conducts furnishing or installs fire-fighting mechanical and electrical equipment, it shall submit the drawings to the property management company and obtains its written permission before starting such construction.

6.1.2	Party B shall construct according to the construction drawings approved by the property management company. Should the construction drawings needed to be altered, new construction drawings shall be submitted according to provisions of 6.1.1.

6.1.3	Party B shall conduct interior decoration, compartment, alteration and setting up facilities in accordance with Chinese laws and regulations. If any loss is caused to Party A thereby, Party B shall be responsible to indemnify Party A. Party A shall not be held responsible for any delay and loss caused by the government’s refusal or delay in approving the furnishing.

6.1.4	Party B shall set up high quality facilities and adopt proper style in interior decoration in order that the interior design standards of the Premises fit into the general style of Shanghai Zhangjiang Port of Microelectronics Intelligent Office Building.

6.1.5	Party B shall submit to the property management company the drawings and specifications and obtain its written permission before it installs any illuminated signboards, service logo, symbols or publicity items which are visible from outside the Premises.

6.2	The electricity used by facilities set up by Party B or other parties under permission of Party B must show its readings on the ammeter of the Premises.

6.3	Party B shall urge its employees, construction contractors and workers to fully coordinate with Party A, the property management company, and other construction contractors as well as their workers. Party B and its construction contractors and workers shall observe the related construction provisions of the property management company.

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Article 7 Conditions of the Premises When Returned

7.1	Party B shall bring the Premises to its original state before returning the same to Party A within 10 days after the expiry of the Contract. Party A has the right to demand Party B to remove all the above mentioned furnishing, additions, changes, installed facilities and other equipments and return the Premises in the same condition (roughcast tenement) as Party A delivered it to Party B.

7.2	However, Party A may request Party B to retain the furnishing of the Premises. Party A has the right to request Party B to transfer the furnishing to Party A, and Party B shall agree with Party A’s request. At the time of the handover, the foregoing furnishing and items shall be in reasonably good condition. After delivery, Party A shall become the owner of the furnishings.

Article 8 Sublease, Transfer and Exchange

8.1	Without any written consent of Party A, Party B shall not sublease, transfer the lease or exchange the rights and interests of the Premises or any parts of it to a third party, nor shall Party A do it in any disguised way.

8.2	Without the consent of Party A, Party B’s act to allow any person or companies other than prescribed in 8.1 to acquire the operation right inside these Premises in any way shall be taken as violation against the provision of 8.1.

8.3	If Party B incorporates any new company to use the Premises, Party B shall file it with Party A in advance and provide related evidences to certify that the newly incorporated company is Party B’s parent company, subsidiary, branch or other affiliates.

8.4	In the event that Party A transfers the ownership of the Premises or any part of it, Party A shall make it clear in the transfer contract that the assignee of the Premises shall undertake and fulfill all the rights and liabilities of Party A under the Contract, and shall procure the assignee to give Party B a written commitment. Thereafter, Party A’s rights and obligations under the Contract will terminate.

Article 9 Rights to extend the lease

9.1	Within 6 months before the expiry of the lease term or the extended lease term, Party B shall bring forward an irrevocable written application (“Application for Lease Extension”) to Party A to extend the lease of the Premises. After Party A’s consent, the two parties will negotiate on matters regarding the extension and enter into a new lease contract. If Party B does not apply for extension within the prescribed period or the parties fail to reach an agreement over lease terms within 3 months after the application, it will be construed as Party B surrendering its right for extension of lease.

Article 10 Obligations of Both Parties

10.1	Obligations of Party A

10.1.1	Provided that Party B pays the rental and other expenses as per the provisions of the Contract, Party B is entitled to use the Premises and all the facilities Party A provided within the lease term and has the right to the profits earned through business operation inside the Premises.

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10.1.2	Party A shall pay to the related government departments the taxes which shall be paid by the owner of the Premises in accordance with relevant laws and regulations.

10.1.3	Party A shall provide Party B with gas outlets of designed rating capacity and pressure and assist Party B with the installation of gauges. Party B shall be responsible for the capacity increase fee and any other legal and reasonable engineering cost.

10.1.4	Party A shall provide Party B with designed rating capacity of electric power and assist Party B installing the ammeter. If Party B’s need exceeds Party A’s designed rating capacity, Party B shall pay the capacity increase fee and any other legal and reasonable engineering cost.

10.1.5	Party A shall provide water supply and drainage equipment and be responsible for the cost of the equipment in public corridors. Party B is responsible for the legal and reasonable engineering cost of the equipment inside its leased premises.

10.1.6	Party A shall keep and shall request the property management company to keep the principal structure of the Premises in good state. Party A shall be responsible for any cost of necessary repair and maintenance.

10.2	Obligations of Party B

10.2.1	Party B shall keep in good conditions the interior furnishing and all the attachments (belonging to Party B) including but not limited to all the electric devices, fire-fighting equipment, gas fitting, wires and water pipes. During the lease term, Party B shall repair, maintain and beautify the furnishing and its attachments on a regular basis at its own expense.

10.2.2	Party B and its employees shall comply with the laws, decrees and policies of the People’s Republic of China in all activities conducted inside the Premises.

10.2.3	At a reasonable time during the three months prior to the expiry of the lease term or the prior termination of the lease, Party B shall allow Party A to bring in the future lessee or user of the Premises to inspect the building structure and facilities of the Premises.

10.2.4	In case the related government departments should investigate and prosecute the illegal constructions, structures, compartments and alterations (whether they are constructed under the permission of Party A or not), Party B shall bear the engineering cost of removal on its own.

10.2.5	Party B shall not conduct any willful activities that would damage the credits and reputation of the Premises. If Party B causes damage to the credits and reputation of the Premises due to negligence and without its own consciousness, Party B shall apologize to Party A. Party B shall indemnify Party A in the event of direct economic loss incurred to Party A.

10.2.6	Party B shall not conduct or allow other people inside the Premises to conduct any actions that may interfere with the users of other premises and neighboring premises.

10.2.7	Party B shall not use or allow other people to use the Premises for any illegal and immoral purposes.

10.2.8	Party B shall file by itself for all the approval documents (including business license, approval and permit) necessary for its own business operation and Party A shall provide reasonable assistance thereto.

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10.2.9	Party B shall not conduct or allow others to conduct any actions that may be deemed to violate any provisions concerning the land rights of the Premises.

10.2.10	In order to keep the image of the Premises and promote its management skills, Party B shall comply with the management regulations made by the property management company. Party B agrees to observe any reasonable regulations the property management company makes from time to time. If Party B regards a certain regulation unreasonable, Party B shall present dissents to the property management company within 10 days after the date of the promulgation of the regulation and at the same time shall abide by the regulation.

Article 11 Waiver of Liabilities

11.1	Both parties agree hereby that in case of force majeure Party A shall not indemnify, derate rental or bear other legal liabilities to Party B or any other parties for the loss and damages caused thereby. Party B shall exempt Party A’s compensation liabilities to the damage and loss caused to Party B or any other parties in the event of force majeure.

Article 12 Insurance

12.1	Party B shall purchase from a reputable insurance company sufficient insurance of water, fire, third party liability, property, business interruption for the furnishing equipment and properties.

12.2	Upon the property management company’s request, Party B must provide the valid insurance policy and the receipt of its last premium payment for the insurance Party B purchased.

Article 13 Termination of the Contract

13.1	Both parties agree that during the lease period, the Contract can be terminated for the following reasons and neither party assumes any liability to the other:

13.1.1	The land use right of the Premises is suffering from an early recall according to the law.

13.1.2	The Premises are requisitioned according to the law for public interests and urban development.

13.1.3	The Premises are destroyed, lost or identified as dangerous premises at no fault of Party A.

13.1.4	In the event of force majeure, the Contract cannot continue to be performed.

13.1.5	During the lease term, if the Premises can’t meet the needs of Party B, Party B shall notify Party A of the termination of the Contract six months in advance.

Article 14 Liability for Breach of the Contract

14.1	In case Party B is default on the rental, property management fee, deposit and other expenses payable under the Contract, Party A has the right to demand Party B to pay the interest for any delayed payment. (The interest rate is calculated as 1% per day from the date the payment becomes due.)

14.2	Party B hereby agrees and declares that Party A is entitled to recall the Premises and terminate the Contract and Party B shall pay Party A a sum of money equal to the deposit as compensation to make up Party A’s loss under the following

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circumstances. However, both parties shall take necessary steps to reduce loss. If the actual loss of Party A can be reduced, the compensation payment of Party B is also reduced. These circumstances are that:

14.2.1	Party B is in default on rental, property management fee, deposit in excess of 30 days for no valid reasons, and Party B does not make full payment within reasonable time, given that Party A has sent a written notice to Party B regarding the overdue payment.

14.2.2	Party B is bankrupt or liquidated.

14.3	Party A brings forward a written notice to Party B declaring that Party A will perform its rights to recall the Premises prior to the expiry of the lease on account of Party B’s breach of the Contract. This means that Party A has fully exercised this right and it does not need to enter the Premises to fulfill this right.

14.4	At the expiry of the lease or the prior termination of the Contract, if Party B delays returning the Premises, then Party B shall pay Party A three times the regular rental as penalty for each day delayed. If the delay is in excess of 15 days, Party A has the right to enter the Premises to seal up all the belongings of Party B inside the Premises under the permission of the supervisory authority of the State. Party B shall be liable for the expenses incurred thereby.

14.5	Other than under the above circumstances, either party can terminate the Contract without the consent of the other for any reasons. The party in breach shall pay penalty of breach to the other and indemnify the non-defaulting party for the direct loss caused by the breach.

Article 15 Interpretations and Other Terms

15.1	Invoicing Currency

The rental, property management fee and deposit are calculated in Renminbi.

15.2	Party A retains the absolute right to change the design, layout and facilities of the Premises (not including the parts leased to Party B).

15.3	Party A retains the right to nominate the Premises. Party A has the right to rename the Premises without making compensation to Party B or other parties provided that Party A gives no less than 15 days’ notice to Party B.

15.4	The Contract is subject to the law of the jurisdiction where the Premises are located. In the event that there are disputes in connection herewith, the Parties should negotiate for a resolution. Should the Parties fail to resolve any such dispute, the Parties shall submit the dispute to the People’s Court that has jurisdiction over the Premises.

15.5	The Contract will be effective upon execution by both parties. The Contract will cease to be effective after the rights and obligations of both parties have been performed.

15.6	All schedules are the integral part of the Contract and are equally valid as the Contract.

15.7	There are four original counterparts of the Contract. Each party shall hold one original and the other two original counterparts are filed with the related registration office of the government.

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Schedule 1

Location and Area of the Premises

The Premises are located at No. 3 Building, 690 Bibo Road, Zhangjiang High-tech Park, Shanghai. Its measured construction area is 14,518.37 square meters.

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Schedule 2

The Plan of the Premises

(The leased parts are highlighted in green slanting lines for easy identification. The plan of the Premises is subject to the final examination and approval by Shanghai real estate administrative department.)

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Schedule 3

List Of Furnishing and Facilities

(Acceptance Criteria)

Entrance hall on the ground floor:

High-grade ceramic tiled floor and walls, plasterboard suspended ceiling;

Kitchen, toilet, tea room:

Anti-slippery floor tile, ceramic tiled walls and plastic gusset plate suspended ceiling;

Interior corridor, stair well:

Anti-slippery floor tile, wall coating, aluminum alloy suspended ceiling; flat ceiling covering in stair well;

Fire control guard room, light current room:

Anti-electrostatic movable floor; metope and top dope covering;

Office area, four-storey dorm area, low pressure switch room, tubular well, elevator machine room, utility room and water tank room:

Cement floor, metope and top dope covering;

Outside wall:

High-grade face tile, aluminum alloy plate, glass curtain wall and aluminum louver;

Elevator:

Public dual purpose elevators produced by Shanghai Yongda Machinery and Electric Industry Co. Ltd;

Doors:

Anti-firing plate overcoating waffle doors;

Windows:

High-grade aluminium alloy windows;

Water:

Water supply to every building from the municipal pipeline DN 250 Bibo Road;

Electricity:

Overall installation capacity is 4 x 1250 KVA transformer;

Gas:

Outlets reserved for each kitchen of every building;

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Schedule 4

Purpose of the Premises

Party B undertakes to Party A that it leases the Premises as offices and for business operations within the prescribed business scope and that it shall comply with the regulations of the State and City in connection with the use and management of tenements. Party B shall conduct business in the Premises in the name of The9 Computer Technology Consulting (Shanghai) Co. Ltd. or its parent company, subsidiary and other investing affiliates.

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Schedule 5

Lease term and extended lease term

The lease term is from July 1, 2005 to June 30, 2007.

The extended lease term is from July 1, 2007 to June 30, 2009.

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Schedule 6

Rental, Method of Payment and Calculation

1. Rental (calculated based on construction area):

RMB 2.20 yuan/one square meter per day.

2. The extended lease term is from July 1, 2007 to June 30, 2009, and the rental shall be negotiated separately during the period between January 1, 2007 and the end of March 2007.

3. Party A and Party B agree that Party B shall pay the rental before using the Premises and that Party B shall pay the monthly rental on the tenth day of each month.

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Schedule 7

Security Deposit

1. Party B shall pay Party A a security deposit at RMB3,132,338 yuan, which equals the total amount of three months’ rental and property management fee.

2. Term of payment:

2.1 Party B shall pay Party A the deposit of RMB 2,000,000 yuan within 10 business days after execution of the Contract.

2.2 Party B shall pay Party A the deposit of RMB1,132,338 yuan on July 1, 2007 before Party A delivers the Premises.

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Schedule 8

Property Management Fee

From July 1, 2005, the property management fee for the Premises is calculated as RMB5.00 yuan per square meter of construction area payable on a monthly basis. If Party B enters the Premises for furnishing ahead of schedule, it shall pay the property management fee from the actual day it entered Premises for furnishing. During the lease term, Party B shall pay the monthly property management fee within the first 10 days of each month.

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